     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                                NTL INCORPORATED
      (EXACT NAME OF EACH OF THE REGISTRANTS AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4899                            13-4105887
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8440

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF EACH
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                                           COPIES TO:
       RICHARD J. LUBASCH, ESQ.                    THOMAS H. KENNEDY, ESQ.                     ADRIAN J. S. DEITZ, ESQ.
   EXECUTIVE VICE PRESIDENT, GENERAL                SKADDEN, ARPS, SLATE,                        SKADDEN, ARPS, SLATE,
         COUNSEL AND SECRETARY                       MEAGHER & FLOM LLP                           MEAGHER & FLOM LLP
           NTL INCORPORATED                           FOUR TIMES SQUARE                            ONE CANADA SQUARE
         110 EAST 59TH STREET                     NEW YORK, NEW YORK 10036                           CANARY WHARF
       NEW YORK, NEW YORK 10022                        (212) 735-3000                               LONDON E14 5DS
            (212) 906-8440                                                                     ENGLAND +44 20 7519 7000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after which the Registration Statement becomes effective as the Selling Stockholders may determine.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ----------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
              TITLE OF SECURITIES                   AMOUNT TO BE         AGGREGATE            AGGREGATE           AMOUNT OF
                TO BE REGISTERED                     REGISTERED    PRICE PER SHARE(1)(2) OFFERING PRICE(1)(2) REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share
 (including associated rights to purchase Series
 A Junior Participating Preferred Stock)
 issuable upon conversion of the 5 3/4%
 convertible notes due 2011(3)                       2,857,143(4)         $7.60              $21,714,287             (5)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share issuable
 to a depositary in connection with payment of
 interest on the 5 3/4% convertible notes due
 2011 (including associated rights to purchase
 Series A Junior Participating Preferred
 Stock)(3)                                             500,000            $7.60               $3,800,000             (5)
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to paragraph (c) of Rule 457 under the Securities Act of 1933 (the "Securities Act"), on the basis of the average of the high and low sale prices for a share of common stock, par value $0.01 per share, of the Registrant on the New York Stock Exchange on July 23, 2001.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Prior to the occurrence of certain events, the Series A Junior Participating Preferred Stock Purchase Rights will not be evidenced separately from shares of Common Stock.
(4) Includes the shares of Common Stock initially issuable upon conversion of the $100,000,000 aggregate principal amount of the Convertible Subordinated Notes due 2011 of NTL (Delaware), Inc. and NTL Incorporated at the rate of
    28.5714 shares of Common Stock per $1,000 principal amount of Convertible Notes. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall also include an indeterminate number of additional shares of Common Stock that may be issued from time to time upon conversation of the Convertible Notes by reason of adjustment of the conversion price in certain circumstances.
(5) Pursuant to Rule 457(p) of the Securities Act, no registration fee is payable hereby. In accordance with Rule 457(p), the registration fee of $6,379 which would otherwise be payable is offset by $6,379 of the $333,600 fee paid in connection with the Form S-3/S-2 filed by NTL Incorporated (now known as NTL (Delaware), Inc.) and NTL Communications Corp. (both of which NTL Incorporated is a successor to) on June 23, 1999 (File No. 333-81395/333-81397) which registration statement was subsequently withdrawn.
                           -------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SECURITYHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to completion, dated July 24, 2001

Prospectus

NTL INCORPORATED
SHARES OF COMMON STOCK

- Selling securityholders who are identified in this prospectus may offer and sell an indeterminate number of shares of common stock of NTL Incorporated by using this prospectus.

- We may issue shares of our common stock to United States Trust Company of New York, as depositary, which will resell the common stock for cash to pay interest or the 5 3/4% convertible subordinated notes due 2011 issued by us and NTL (Delaware), Inc. by using this prospectus.

- We will not receive any proceeds from the issuances and sales of our common stock upon conversion of the convertible notes. Any common stock issued by us to the depositary will be resold by the depositary for cash to pay interest on the convertible notes.

- The offering price for the common stock will be negotiated or, if sold on the New York Stock Exchange, at prevailing market price.

- Our common stock is traded on the New York Stock Exchange under the symbol "NLI". On July 23, 2001, the last reported sales price of our common stock was $7.55 per share.

     PLEASE READ CAREFULLY THE RISK FACTORS SECTION BEGINNING ON PAGE 3, WHERE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES ARE DESCRIBED, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    3
Use of Proceeds.............................................   15
Unaudited Pro Forma Financial Data..........................   16
Registration Rights.........................................   19
United States Federal Tax Considerations....................   21
Selling Securityholders.....................................   24
Plan of Distribution........................................   26
Legal Matters...............................................   29
Experts.....................................................   29
Enforceability of Civil Liabilities.........................   29
Where You Can Find More Information About Us................   30
Incorporation By Reference..................................   31

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     In this prospectus, "NTL", the "company", "we", "us" and "our" refer to NTL Incorporated and its consolidated subsidiaries except where we expressly state that we are only referring to NTL Incorporated.

                       CONDENSED NTL CORPORATE STRUCTURE

     The following chart illustrates on a condensed basis the corporate structure of NTL through which our operations are conducted and our investments held. The chart does not show our operating or other intermediate companies or ownership interests, including minority interests, in those entities:

                      [NTL INCORPORATED STRUCTURE GRAPHIC]

     NTL Incorporated, a Delaware corporation, was incorporated in December 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure, which was implemented in May 2000 in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, was accomplished through a merger. The stockholders of NTL (Delaware), Inc. (formerly NTL Incorporated) ("NTL Delaware"), at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company then took the name NTL Incorporated.

     NTL Delaware was incorporated in February 1999 to effect a reorganization into a holding company structure under section 251(g) of the Delaware General Corporation

Law. The holding company structure, which was implemented in April 1999 to pursue opportunities outside the United Kingdom and Ireland, was accomplished through a merger. The stockholders of NTL Communications Corp. (formerly NTL Incorporated) ("NTL Communications"), at the effective time of the merger, became stockholders of the new holding company, and NTL Communications became a subsidiary of the new holding company. The new holding company then took the name NTL Incorporated.

     NTL Group Limited, a wholly-owned indirect subsidiary of NTL which was acquired in 1996, has a 30-year history in the United Kingdom as a provider of communications services. NTL conducts its operations through direct and indirect wholly-owned subsidiaries.

     On February 21, 2001, as required by our bank credit agreements, NTL Incorporated contributed the residential broadband and business cable operations of Cable & Wireless Communications to NTL Communications and NTL Delaware contributed the assets of NTL Business (formerly Workplace Technologies plc) to NTL Communications.

     NTL's principal executive office is located at 110 East 59th Street, New York, New York 10022, and its telephone number is (212) 906-8440.

                               PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus before making an investment decision.

                                   ABOUT NTL

     NTL, through NTL Communications and its subsidiaries, is one of the leading broadband communications and broadband services companies in the United Kingdom and the Republic of Ireland. We also provide telecommunications services in Switzerland, France and Australia and have made strategic investments in broadband cable operations in France, Germany and Sweden. Our predominant lines of business are consumer services, business services and broadcast transmission and tower services. Consumer services include residential telephony, cable television, Internet access and Interactive services. Business services include business telephony, national and international carrier telecommunications, Internet services and radio communications services. Broadcast transmission and tower services include digital and analog television and radio broadcasting, wireless network management, tower and site leasing and satellite distribution services.

                                  THE OFFERING

Common Stock Offered..........   - Up to 2,857,143 shares of common stock of NTL
                                   Incorporated plus such indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the 5 3/4% convertible subordinated notes due 2011 by reason of adjustment to the conversion price pursuant to the indenture.

                                 - Issuances by us of shares of our common stock
                                  to United States Trust Company of New York, as depositary, which will resell the common stock for cash to pay interest on the 5 3/4% convertible notes due 2011.

Common Stock Outstanding......   276,469,578 shares at July 9, 2001.

Use of Proceeds...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the common stock sold pursuant to this prospectus. We will not receive any proceeds from sales by the selling securityholders of the offered shares of common stock. Any common stock issued by us to the depositary will be resold by the depositary for cash to pay interest on the 5 3/4% convertible notes due 2011.

Risk Factors..................   See "Risk Factors" and the other information
                                 included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the common stock.

NYSE Symbol...................   "NLI"

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. See "Where you can find more information about us." You should particularly evaluate the following risks before deciding to purchase the common stock.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF THE COMPANY

     We are and, for the foreseeable future will continue to be, highly leveraged. On March 31, 2001, the accreted value of our total long-term indebtedness, including the redeemable preferred stock was $17,244.0 million, without giving effect to the issuance in May 2001 of our and NTL Communications' $1,150.0 million 6 3/4% convertible senior notes due 2008, the issuance in May 2001 of two series of our redeemable preferred stock with aggregate liquidation preference of $594.1 million or the issuance in June 2001 of $100.0 million of our and NTL Delaware's 5 3/4% convertible subordinated notes due 2011. This debt represented approximately 70.7% of NTL Incorporated's total capitalization as of March 31, 2001.

     The indentures governing NTL Communications' outstanding indebtedness permit it to incur additional indebtedness to finance its working capital and capital expenditure requirements, finance the construction of our network and finance the acquisition of assets, licenses and computer software that are used in connection with a cable business, as well as entities that are engaged in the cable business.

     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly for any borrowings at variable interest rates,

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business, and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

     Our and our subsidiaries' cash interest payments increased from $103.6 million in the three months ended March 31, 2000 to $225.2 million in the three months ended March 31, 2001 and from $222.1 million in the year ended December 31, 1999 to $590.1 million in the year ended December 31, 2000. Cash interest payment obligations are expected to exceed $1.0 billion in 2001, and we expect them to continue to increase thereafter, at least through 2002, as a result of our higher debt levels and as indebtedness previously issued on a discount basis becomes cash pay.

THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING -- THAT ADDITIONAL FUNDING MAY NOT BE AVAILABLE ON REASONABLE TERMS OR AT ALL

     As a result of our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our combined telecommunications networks will significantly increase. We estimate that significant amounts of additional funding will be necessary to meet these capital expenditure and operational requirements.

     We cannot be certain that:

     - we will be able to obtain additional financing with acceptable terms,

     - actual construction costs will meet our expectations,

     - we will satisfy conditions precedent to advances under existing and any future credit facilities,

     - we will not acquire additional businesses that require additional capital,

     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, or

     - we will be able to withstand exposure to exchange and interest rate fluctuations.

     We do not have any firm additional financing plans to address the factors listed above, and our L2.5 billion credit agreement restricts the ability of NTL Communications and its subsidiaries to incur additional debt.

     Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. We have historically relied on issuances of high-yield debt securities, convertible debt securities and convertible preferred stock and common stock to meet our financing requirements. We cannot be certain that financing will be available to us when it is required on reasonable terms or at all.

WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY THE ENTIRE PRINCIPAL AMOUNT OF OUR OUTSTANDING INDEBTEDNESS

     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Some of the measures we may take to repay our debt include:

     - refinancing all or portions of our indebtedness,

     - seeking modifications of the terms of our indebtedness, and

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders.

     We cannot be certain that we will succeed in executing any of these measures or that financing will be available on reasonable terms or at all.

THE COMPANIES IN WHICH WE HOLD MINORITY INVESTMENTS IN CONTINENTAL EUROPE WILL REQUIRE ADDITIONAL FINANCING TO COMPLETE THEIR NETWORK ROLLOUTS -- THEIR ABILITY TO OBTAIN SUCH FINANCING WILL DEPEND ON THEIR ABILITY TO ACCESS THE CAPITAL MARKETS AND THE VALUE OF OUR INVESTMENT COULD BE REDUCED OR DILUTED

     We have minority investments in broadband cable operations in Germany, Sweden and France. Each of those companies will require substantial amounts of additional capital to complete their network rollouts and upgrades and their ability to obtain that financing will depend, in part, on their ability to access the capital markets. The ability of those companies to access the capital markets will be subject not only to the performance of such companies' business and prospects, but to conditions in the capital markets generally. In late 2000, the Swedish company (B2) postponed its proposed initial public offering as a result of unfavorable market conditions. If those companies cannot complete their planned expansions and upgrades for any reason, the value of our investments could be reduced. If those companies issue equity securities and we decide not to purchase our proportionate share of any new issue of equity securities, our investment in such companies would be diluted.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OUR OPERATIONS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION

     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness. We cannot assure you that, with respect to our recent acquisitions, as well as any future acquisitions, if they occur, we:

     - will realize any anticipated benefits,

     - will successfully integrate the acquired businesses with our operations, or

     - will manage that integration without adversely affecting NTL.

     Prior to our acquisition of ConsumerCo in May 2000, it was losing customers on a quarterly basis. Since the acquisition, we have focused on reducing the fault rate, improving the installation experience, continuing the digital rollout and improving the value proposition of the service bundle. This will cause our costs to increase in the near term.

WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES

     We are a holding company with no independent operations or significant assets other than investments in and advances to our subsidiaries and affiliated joint ventures. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.

WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND WE CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE

     Construction and operating expenditures have resulted in negative cash flow which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain our operations and obtain additional required funds. In addition, a failure to achieve or sustain profitability would adversely affect our ability to make required payments on our indebtedness.

     We had net losses for the three months ended March 31, 2001 of $1,042.9 million and for the following years ended December 31:

     - 2000: $2,963.7 million

     - 1999: $735.7 million

     - 1998: $534.6 million

     - 1997: $333.1 million

     - 1996: $254.5 million

     As of March 31, 2001, our accumulated deficit was $5,994.0 million.

     In the three months ended March 31, 2001 and in the year 2000, although EBITDA was positive, we had a negative cash flow from operations of $101.0 million and $301.9 million, respectively.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION IN EACH OF OUR BUSINESS AREAS AND WE EXPECT THAT COMPETITION WILL INTENSIFY -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED

     We face significant competition from established and new competitors in each of our businesses. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully, our financial condition and results of operations could be adversely affected.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, AND CHANGES IN CURRENT REGULATIONS MAY ADVERSELY AFFECT US

     Our principal business activities in the United Kingdom, the Republic of Ireland, France, Switzerland and Australia and the activities of the companies in which we have investments in Germany, Sweden and France are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programing or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON ITV AND OTHER CONTRACTS

     Our broadcast services business has contracts for the provision of television broadcasting transmission services with the ITV companies, Channel 4/S4C and Channel 5 in the United Kingdom and ABC and SBS in Australia. The prices that we may charge these companies for transmission services in the United Kingdom are subject to regulation by OFTEL. The contracts with the ITV companies and Channel 4/S4C terminate on December 31, 2002. Although, historically, the ITV companies and Channel 4/S4C have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services that we currently provide. The loss of any one of these contracts could have a material adverse effect on us.

OUR U.K. BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, Crown Castle U.K. Ltd. and NTL have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving 5 years' written notice until December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US

     We have experienced rapid growth and development in a relatively short period, and to meet our strategic objectives will require a continuation of that growth. Management of that growth will require, among other things:

     - stringent control of construction and other costs,

     - continued development of our financial and management controls,

     - increased marketing activities, and

     - training of new personnel.

     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL

     A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business which may reduce the amount of time they are able to dedicate to our business.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN U.S. DOLLARS AND EURO BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES

     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in U.S. dollars and Euro. We cannot assure you that the hedging transactions we have entered into or any other hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar and, to a lesser extent, the Euro, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar and Euro debt will be higher and we will incur currency losses. The decline in the relative value of the pound sterling against the U.S. dollar in 2000 was primarily responsible for our 2000 currency losses of $120.6 million.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR CABLE NETWORK

     We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL OF US OR SOME OF OUR SUBSIDIARIES WE AND OUR SUBSIDIARIES MAY BE REQUIRED TO OFFER TO REPURCHASE OR REPAY SOME OF OUR OR THEIR INDEBTEDNESS -- IF THIS OCCURS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES

     Under some circumstances involving a change of control of us or some of our subsidiaries, we and our subsidiaries may be obligated to offer to repurchase our or their outstanding debt securities and repay other indebtedness before maturity. We cannot assure you that we will have available financial resources necessary to repurchase those securities or repay that indebtedness in those circumstances. If we cannot repurchase those debt securities in the event of a change of control, unless waived the failure to repurchase would constitute an event of default under the indentures and agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness.

SOME PROVISIONS OF THE AGREEMENTS GOVERNING OUR INDEBTEDNESS AND THE INDEBTEDNESS OF OUR SUBSIDIARIES AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION COULD DELAY OR PREVENT TRANSACTIONS INVOLVING A CHANGE OF CONTROL OF NTL

     Provisions of the agreements governing our outstanding indebtedness and the indebtedness of our subsidiaries, which either require such indebtedness to be repaid or give the holder the option to require repayment, could have the effect of delaying or preventing transactions involving a change of control of NTL and its subsidiaries, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interest.

     Our certificate of incorporation contains provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of

     -   preventing or making more difficult a hostile takeover,

     - making it more difficult to remove our incumbent board of directors and our officers,

     - adversely effecting stockholders who desire to participate in a tender offer and

     - depriving stockholders of possible opportunities to sell their shares at a premium.

     Our stockholder rights plan has a significant anti-takeover effect. In particular, the rights issuable under our stockholder rights plan will cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of our board of directors. In addition, a holder of each share of preferred stock issuable upon exercise of a right under our shareholder rights plan is entitled to 208.33 votes and entitled to vote together with holders of common stock. As a result of these provisions and the current ownership of NTL, no change of control requiring stockholder approval is possible without the consent of the owners of that preferred stock.

POTENTIAL TRANSACTIONS RELATING TO THE EXCHANGE OF SOME OF OUR PREFERRED STOCK OR THE CREATION OF ONE OR MORE TRACKING STOCKS WOULD AFFECT THE NATURE OF THE RESIDUAL ASSETS REPRESENTING THE NTL INCORPORATED COMMON STOCK

     Holders of our 5% cumulative preferred stock, Series A can exchange those securities for up to a 50% equity interest in an entity holding our Cablecom operations in Switzerland and any other wholly owned operations in Continental Europe outside of France.

     In February 2000, we issued $1.85 billion aggregate liquidation preference of our 5% cumulative preferred stock, Series A to France Telecom and a group of commercial banks. In June 2001 we agreed with France Telecom to amend some of the terms of that series of preferred stock. A holder of the preferred stock that is not a commercial bank has the right to exchange its shares of preferred stock for an equity interest in an entity into which we would be required to transfer our Cablecom operations in Switzerland and any other wholly owned operations in Continental Europe outside of France. Once those amendments are effected the exchange right will be limited to a right to exchange such preferred stock for up to a 50% interest in Cablecom. If this exchange occurs, our common stock would no longer represent an equity interest in the equity stake so transferred. To the extent that transfer does not satisfy the redemption price of $1.85 billion and accrued dividends, we would be required to redeem the preferred stock for cash. This would decrease the amount of cash available to finance our operations.

     We are currently considering asking our shareholders to vote on a proposal to redesignate NTL Incorporated common stock into two classes and issue a class of stock tracking our broadcast operations.

     We currently have a preliminary proxy statement on file with the SEC which contains proposals to redesignate our common stock into two classes and issue a class of stock tracking our broadcast operations, including the national transmission and tower network infrastructure primarily in the United Kingdom and Australia. The tower tracking stock is intended to reflect the economic performance of our tower operations. NTL Incorporated's existing shares of common stock would be redesignated into a class of common stock that is intended to track the remainder of its business operations. If those proposals are put to our stockholders and approved, we currently plan to offer the shares of tower tracking stock to the public, for cash, subject to the market and other conditions at the time. However, we could choose not to make an offering at all and could for example, issue tracking stock as a dividend to our stockholders, a private placement, by an offer of exchange with the holders of NTL stock or by issuing the stock to acquire stock or assets of another company.

     In February 2000, we also began considering ways to illuminate the value of our non-U.K. cable businesses, which may include creation of a tracking stock, spin-off or a public stock or rights offering. We cannot predict what the results of our evaluation will be or when it will be completed. Transactions involving the reclassification of our common stock could result in changes to the residual assets which the common stock which is issuable on conversion of the convertible notes represents and would subject a holder of the common stock to the risks associated with a more complex capital structure.

SALES OF SUBSTANTIAL AMOUNTS OF SHARES OF OUR COMMON STOCK BY SOME OF OUR PRINCIPAL SHAREHOLDERS OR THE EXPECTATION THAT SUCH SALES MAY OCCUR COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

     Based on the most current information available to us, France Telecom, Cable & Wireless and Verizon Communications beneficially own approximately 28.25%, 11.24% and 8.85%, respectively, of our common stock on a fully diluted basis. Each of those entities has been granted registration rights by us. The lock up agreements we had with France Telecom and Cable & Wireless expired on May 30, 2001. We have no lock-up agreements with Verizon Communications, and its shares became freely tradeable without restriction on May 30, 2001. Verizon has outstanding exchangeable notes due 2005 that are exchangeable into Verizon's shares after July 1, 2002. Although we do not presently expect France Telecom to sell its shares, we cannot predict the timing or manner of any sales by France Telecom or Verizon or its effect on our other shareholders. Cable & Wireless's entire holding is presently freely tradeable without restriction. While we had previously agreed with Cable & Wireless to jointly undertake a fully marketed offering starting on June 1, 2001 of its entire shareholding through an offering registered with the SEC, Cable & Wireless requested that we delay filing of the registration statement. Any sales of substantial amounts of shares of our common stock by these or other of our principal shareholders or the expectation that such sales may occur could depress the market price of our common stock.

WE HAVE GRANTED SUBSTANTIAL GOVERNANCE AND ECONOMIC RIGHTS IN CONNECTION WITH THE FRANCE TELECOM INVESTMENT AND HAVE ENTERED INTO TRANSACTIONS WITH FRANCE TELECOM THAT MAY IMPACT A STOCKHOLDER'S INVESTMENT IN US.

     We have granted rights to France Telecom, including the right to appoint directors and pre-emptive rights in relation to issuances by us of equity securities. Exercise by France Telecom of some or all of such rights may impact us or the value of our stock held by persons other than France Telecom.

     As a holder of 5% cumulative preferred stock, Series A, France Telecom has the right to exchange its shares for an equity interest in an entity into which we would be required to transfer our Cablecom operations in Switzerland and any other wholly owned operations in Continental Europe outside of France. We have agreed with France Telecom to amend the terms of that preferred stock to, among other things, limit the exchange right to a right to exchange into an interest in our Cablecom operations only. In May, 2001, in partnership with Morgan Stanley Dean Witter Private Equity, we completed our acquisition of France Telecom's 49.9% stake in Noos, a broadband company in France. Pursuant to the acquisition agreement, we acquired 27% of Noos for $594.1 million. An additional $33.0 million purchase consideration is payable to France Telecom on transfer to Noos of specified networks following receipt of regulatory approvals. We issued two series of preferred stock to France Telecom as consideration for the acquisition of our 27% interest in Noos. One series of the preferred stock representing $472.2 million of the initial purchase consideration is mandatorily redeemable for cash by NTL Incorporated one year after issuance. The second series of preferred stock representing $121.9 million of the initial purchase consideration is mandatorily redeemable for cash by NTL Incorporated six years after issuance. Because our subsidiaries are subject to restrictions on their ability to pay dividends or make distributions to us, it is likely that the initial redemption would have to be financed by us. We pledged our shares in Noos to secure payment of the redemption amount under the terms of the preferred stock.

THE INSTRUMENTS GOVERNING SOME OF OUR SUBSIDIARIES' INDEBTEDNESS MAY INDIRECTLY LIMIT OUR ABILITY TO PAY DIVIDENDS

     The indentures governing NTL Communications' senior notes impose limitations on the payment of dividends to us and consequently limit amounts available for us to pay dividends on our common stock. Further, the terms of our subsidiaries' senior credit facilities and working capital facilities restrict, and the terms of the outstanding notes issued by Diamond and NTL Triangle restrict, and the terms of other future indebtedness of our subsidiaries may generally restrict the ability of some of our subsidiaries to distribute earnings to NTL Communications or make other payments to NTL Communications. The terms of Cablecom's and NTL Australia's credit facilities also restrict the ability of these entities to distribute earnings and make other payments to us.

     Before our recent corporate restructurings, NTL Communications and NTL Delaware had never paid cash dividends on their common stock and since our inception, we have never paid cash dividends on our common stock. In addition, the payment of any dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries.

THE MARKET PRICE OF THE COMMON STOCK IS SUBJECT TO VOLATILITY

     The current market price of the common stock may not be indicative of prices that will prevail in the trading markets in the future. The market price of the common stock has been subject to volatility and, in the future, the market price of the common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, our earnings releases and our competitors' earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets and the market for telecommunications stocks, changes in capital markets that affect the perceived availability of capital to communications companies, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

YOU SHOULD BE AWARE THAT ACTUAL RESULTS MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS

     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy," and similar expressions. In reviewing information included or incorporated by reference in this prospectus, keep in mind that actual results may differ materially from those expressed or implied in those projections and forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by those projections and forward-looking statements include those specified in this Risk Factors section, as well as:

     - industry trends,

     - our ability to

              -- continue to design network routes and install facilities,

              -- obtain and maintain any required government licenses or approvals, and

              -- finance construction and development,

     all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

              -- customer acceptance,

               -- churn rates,

               -- overall market penetration and competition from providers of alternative services, and

               -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting these projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all,

     - actual amounts required to complete our planned build out will not exceed the amount we estimate (see "-- The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding -- that additional funding may not be available on reasonable terms or at all") or that additional financing substantially in excess of that amount will not be required,

     - we will not acquire franchises, licenses or other new businesses that would require additional capital,

     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing,

     - we will achieve the cost savings expected as a result of the ConsumerCo acquisition and the integration of several other acquired businesses.

     - we will not incur losses from our exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk because we obtain a substantial amount of financing in US dollars and Euro but generally generate revenues and incur expenses in other currencies"),

     - there will not be adverse changes in applicable United States, United Kingdom, Australian, Irish, French, German, Swedish, Swiss or Bermuda tax laws, or

     - the future effects of monetary union in Europe will not be materially adverse to us.

All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the considerations described above.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the common stock sold by them using this prospectus. NTL Incorporated will not receive any of the proceeds from the sales by the selling securityholders of the common stock. Any common stock issued by us to the depositary will be resold by the depositary for cash to pay interest on the 5 3/4% convertible notes due 2011.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data presented gives effect to the completed acquisitions of Cablecom Group in March 2000 and ConsumerCo in May 2000 as if they had been consummated on January 1, 2000. The unaudited pro forma financial data is based on our historical financial statements and the historical financial statements of Cablecom and ConsumerCo from January 1, 2000 to the respective dates of acquisition. The historical financial statements of Cablecom and ConsumerCo are prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars. Certain amounts in these historical financial statements have been reclassified to conform to our presentation.

     The historical financial statement of Cablecom which is included in the unaudited pro forma condensed combined statement of operations has been adjusted to eliminate intercompany revenues and operating expenses that were not historically eliminated. The intercompany revenues and operating expenses were eliminated in the historical financial statements of NTL for the period from the date of acquisition to December 31, 2000.

     The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of Cable & Wireless Communications plc into CWC DataCo (which was retained by Cable & Wireless) and ConsumerCo, which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred if CWC DataCo and ConsumerCo were separate entities during this period. Therefore, the historical financial statement of ConsumerCo that is included in the unaudited pro forma condensed combined statement of operations is not reflective of results on a going forward basis.

     The Cablecom and ConsumerCo acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their estimated fair values.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 gives effect to the acquisitions of Cablecom and ConsumerCo and issuance of common stock and preferred stock as if they had been consummated on January 1, 2000.

     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma financial data does not purport to present our results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined statement of operations does not reflect any adjustments for cost savings that we expect to realize. The pro forma adjustments reflecting the acquisitions are based upon the assumptions set forth in the notes to the pro forma financial data. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

                                NTL INCORPORATED

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (In Millions, except per share data)

                              NTL          CABLECOM      CONSUMERCO
                          (HISTORICAL)   (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS     PRO FORMA
                          ------------   ------------   ------------   -------------   ------------
REVENUES................   $ 2,840.8        $93.3         $ 469.2                       $ 3,403.3
COSTS AND EXPENSES
Operating expenses......     1,387.6         36.1           195.1                         1,618.8
Selling, general and
   administrative
   expenses.............     1,109.1         24.2           199.2                         1,332.5
Other charges...........        92.7           --              --                            92.7
Corporate expenses......        47.5           --              --                            47.5
Depreciation and
   amortization.........     2,122.8         24.9           191.8         $ 452.6A        2,792.1
                           ---------        -----         -------         -------       ---------
                             4,759.7         85.2           586.1           452.6         5,883.6
                           ---------        -----         -------         -------       ---------
Operating (loss)
   income...............    (1,918.9)         8.1          (116.9)         (452.6)       (2,480.3)
OTHER INCOME (EXPENSE)
Interest income and
   other, net...........      (119.0)        (0.2)            1.7             3.9B         (113.6)
Interest expense........    (1,036.8)        (3.1)         (132.3)          (49.6)C      (1,221.8)
                           ---------        -----         -------         -------       ---------
Loss before income
   taxes................    (3,074.7)         4.8          (247.5)         (498.3)       (3,815.7)
Income tax benefit
   (provision)..........       111.0         (2.5)           54.1                           162.6
                           ---------        -----         -------         -------       ---------
Net (loss) income.......    (2,963.7)         2.3          (193.4)         (498.3)       (3,653.1)
Preferred stock
   dividends............      (194.0)                                       (65.7)D        (259.7)
                           ---------        -----         -------         -------       ---------
Net (loss) available to
   common
   shareholders.........   $(3,157.7)       $ 2.3         $(193.4)        $(564.0)      $(3,912.8)
                           =========        =====         =======         =======       =========
Net loss per common
   share -- basic and
   diluted..............   $  (14.54)                                                   $  (14.53)
                           =========                                                    =========
Weighted average
   shares...............       217.1                                         52.2E          269.3
                           =========                                      =======       =========

                                NTL INCORPORATED

                     NOTES TO THE PRO FORMA FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

A. DEPRECIATION AND AMORTIZATION:

                                                            CABLECOM    CONSUMERCO
                                                            --------    ----------
For the year ended December 31, 2000
   Intangibles (Cablecom 3-10 years and ConsumerCo 10
     years)...............................................   $ 85.7      $ 366.9
                                                             ======      =======

B. INTEREST INCOME (USING 4.867%):

For the year ended December 31, 2000
   Reduction of interest income on cash on hand used......   $ (0.6)     $  (2.1)
   Interest income on excess cash from Bank financing.....      0.0          6.6
                                                             ------      -------
                                                             $ (0.6)     $   4.5
                                                             ======      =======

C. INTEREST EXPENSE:

For the year ended December 31, 2000
   Reduction of interest expense for debt not assumed.....   $  0.0      $  91.4
   Interest on Bank Financing at 6.03%....................    (20.0)         0.0
   Interest on Bank Financing at 8.28%....................      0.0       (121.0)
                                                             ------      -------
                                                             $(20.0)     $ (29.6)
                                                             ======      =======

D. PREFERRED STOCK DIVIDENDS:

For the year ended December 31, 2000
   5% issued to France Telecom............................   $  0.0      $ (42.8)
   5% redeemable preferred................................    (22.9)         0.0
                                                             ------      -------
                                                             $(22.9)     $ (42.8)
                                                             ======      =======

E. WEIGHTED AVERAGE SHARES:

Shares of NTL common stock issued.........................       --         84.9
Shares of NTL common stock issued to France Telecom.......       --         42.2
                                                             ------      -------
                                                                 --        127.1
Historical Weighted Average Shares........................       --        (74.9)
                                                             ------      -------
                                                                 --         52.2
                                                             ======      =======

                              REGISTRATION RIGHTS

     The following summary of selected provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is filed as an exhibit into the registration statement of which this prospectus forms a part.

     We entered into the registration rights agreement pursuant to which we agreed, at our expense, for the benefit of the holders of the 5 3/4% convertible subordinated notes due 2011 and the registered holders of the common stock issued upon conversion of those convertible notes to file with the Commission the registration statement covering resale of the offered securities, by August 21, 2001. We will use our best efforts to cause the registration statement to become effective as promptly as is practicable, but in any event by March 19, 2002, and to keep the registration statement effective until the earlier of

         (1) the sale pursuant to the registration statement of all the shares of common stock registered thereunder,

         (2) all of the shares of common stock issued or issuable upon conversion of the 5 3/4% convertible notes, in the opinion of counsel, may be sold by the holders of the common stock in the public United States securities markets in the absence of a registration statement covering such sales and

         (3) there ceases to be outstanding any common stock issued on conversion of the 5 3/4% convertible notes.

     We will be permitted to suspend the use of this prospectus under some circumstances relating to pending corporate developments, public filings with the Commission and similar events. We have agreed to pay predetermined liquidated damages as described below ("Liquidated Damages") to holders of the 5 3/4% convertible notes and the registered holders of the common stock issued upon conversion of those convertible notes if the Registration Statement is not timely filed or made effective or if this prospectus is unavailable for periods in excess of those permitted above. Such Liquidated Damages shall accrue to each holder of convertible notes, prior to the conversion of such convertible notes, until such failure to file or become effective or unavailability is cured at a rate per annum equal to $0.25 per week per $1,000 aggregate principal amount of the convertible notes held by such holder. Such Liquidated Damages shall accrue to each registered holder of the common stock issued upon conversion of the convertible notes until such failure to file or become effective or unavailability is cured at a rate per annum equal to $0.50 per week per the number of shares of common stock held by such holder that such holder would have received upon such date upon conversion of $1,000 principal amount of convertible notes at the conversion price on such date.

     Selling securityholders must complete and deliver to us a notice and questionnaire the form of which was sent to all holders of record known to us, prior to any intended distribution of offered common stock pursuant to the registration statement. Holders of offered common stock are required to complete and deliver the questionnaire prior to the effectiveness of the registration statement so that such holders may be named as selling securityholders in this prospectus at the time of effectiveness. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a selling securityholder following the effectiveness of the registration statement, we will, as promptly as practicable upon such receipt, file any amendments to the registration statement or supplements to this prospectus as are necessary to permit such selling securityholder to deliver this prospectus, including any supplements, to purchasers of offered common stock, subject to our right to suspend the use of this prospectus as described above.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences of the ownership of our common stock. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders subject to special treatment under federal income tax laws. This discussion is limited to stockholders who hold our common stock as capital assets. We have not sought, and do not intend to seek any ruling from the IRS regarding any matter discussed herein. Our counsel has not rendered any legal opinion regarding any tax consequences relating to us or an investment in our common stock. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR STOCK, AS WELL THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     For purposes of this discussion, a "U.S. person" means any one of the following:

     -  a citizen or resident of the United States,

     - a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

     As used in this summary, a "U.S. holder" means the beneficial owner of our common stock that is a U.S. person, and a "non-U.S. holder" means a beneficial owner of our common stock that is not a U.S. holder.

U.S. HOLDERS

     DISTRIBUTIONS.   We do not expect to make distributions with respect to our common stock. Except as discussed below, the amount of any distributions received by a U.S. holder on shares of our common stock will be treated as follows:

     - first, as a dividend, taxable as ordinary income, to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes;

     - next as a tax-free return of capital to the extent of your tax basis in such common stock; and

     - thereafter, as capital gain from the sale of such common stock, which capital gain will be long-term if the holding period for the stock is more than one year.

     Distributions taxable as dividends to U.S. corporate holders will be eligible for the dividends received deduction, subject to various limitations. No assurance can be given that we will have sufficient earnings and profits for federal income tax purposes to cause any distributions to be taxable as dividends. The benefits of any dividends received deduction to a corporate stockholder may, in effect, be reduced or eliminated by operation of the so-called "extraordinary dividend" provisions of Section 1059 of the Code.

     SALES AND OTHER DISPOSITIONS.   A U.S. holder who sells or otherwise
disposes of our common stock will generally recognize capital gain or loss equal to the difference between the sum of the amount of cash and fair value of any property received on the sale or other disposition and the adjusted tax basis in the shares sold or disposed. This capital gain or loss will be long-term if the holding period for the common stock sold or disposed is more than one year.

NON-U.S. HOLDERS

     The following is a summary of certain U.S. federal tax consequences to non-U.S. holders of our common stock.

     DIVIDENDS.   Dividends paid, or deemed paid, to a non-U.S. holder of our common stock generally will be subject to a withholding of U.S. federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty, unless:

     - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States; or

     - if a tax treaty applies, it is attributable to a U.S. permanent establishment of the non-U.S. holder.

     In these cases, the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. holder is a corporation, such effectively connected income may also be subject to an additional branch profits tax. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

     SALES AND OTHER DISPOSITIONS.   A non-U.S. holder generally will not be
subject to U.S. federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock, unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder;

     - in the case of a non-U.S. holder who is an individual and holds our common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

     - the non-U.S. holder is subject to tax under the provisions of U.S. federal income tax law applicable to certain U.S. expatriates.

     ESTATE TAXES.   Common stock owned or treated as owned by an individual
non-U.S. holder at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to U.S. federal estate tax.

     NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR U.S. TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF INVESTING IN OUR COMMON STOCK.

     BACKUP WITHHOLDING AND INFORMATION REPORTING.   Generally, we must report
annually to the IRS and to each holder the amount of any dividends paid on our common stock and the amount of tax, if any, that we withheld on such distribution. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

     Backup withholding will generally not apply to a non-U.S. holder who furnishes proper certification of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. Generally, a non-U.S. holder will provide this certification on IRS Form W-8BEN. Payments to or through a U.S. office of a broker of the proceeds of a sale or other taxable disposition of our common stock are subject to backup withholding and information reporting, unless the holder properly certifies as to non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of our common stock by foreign offices of U.S. brokers, or foreign brokers with certain types of relationships to the United States, unless the holder establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

                            SELLING SECURITYHOLDERS

     We and NTL Delaware originally issued and sold $100,000,000 aggregate principal amount of 5 3/4% convertible subordinated notes due 2011 in June 2001 to SFG VI Inc., a wholly owned subsidiary of General Electric Capital Corporation, in a private placement. SFG VI Inc. may sell or otherwise transfer the convertible notes pursuant an exemption from the registration requirements of the Securities Act. The convertible notes may be converted at the option of the holders into shares of our common stock.

     This prospectus relates to the resale by the selling stockholders of the common stock listed below and certain issuances of our common stock by us as described below under "Plan of Distribution." The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the registration rights granted in connection with the initial offering of the convertible notes to afford the holders of the common stock issued upon conversion of the convertible notes the opportunity to sell their common stock in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the common stock must notify us of its intention to sell securities and must provide information about itself and the securities it is selling as required under the Securities Act.

     The following table sets forth, as of July 19, 2001 the respective common stock owned by each selling securityholder and the common stock issuable upon conversion of the convertible notes held by such securityholder, which may be sold from time to time by such selling securityholder pursuant to this prospectus. Such information has been obtained from the selling securityholders.

     The shares of common stock to be registered by this prospectus are calculated on an "as converted" basis using the conversion rate in effect on the date of this prospectus of 28.5714 shares of common stock per $1,000 principal amount of convertible notes.

                                                                 COMMON STOCK          COMMON STOCK
                                                                OWNED PRIOR TO      TO BE REGISTERED BY
SELLING SECURITY HOLDERS                                      ORIGINAL OFFERING       THIS PROSPECTUS
------------------------                                      ------------------    -------------------
SFG VI Inc. ................................................             --               2,857,143

     None of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the above referenced common stock pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such common stock that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the common stock listed above.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the offered common stock set forth opposite their respective names may sell such offered common stock pursuant to the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The common stock is being registered to permit public secondary trading of such common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the offered common stock. We will bear all fees and expenses incurred in connection with our obligation to register the offered common stock.

     The selling securityholders may sell all or a portion of the offered common stock beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the offered common stock is sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such offered common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions)

         (1) on any national securities exchange or quotation service on which the offered common stock may be listed or quoted at the time of sale, including the New York Stock Exchange,

         (2) in the over-the-counter market, or

         (3) through the writing of options (whether such options are listed on an options exchange or otherwise).

     In addition, we may, from time to time, issue shares of our common stock covered by this prospectus to United States Trust Company of New York, as depositary, under the deposit agreement, dated June 22, 2001, between us, NTL Delaware and the depositary, pursuant to which the depositary will resell those shares for cash to pay interest on the convertible notes. The depositary may sell those shares directly or through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of those shares for whom they act as agent.

     In connection with sales of the offered common stock or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered common stock in the course of hedging in positions they assume. The selling securityholder may also sell offered common stock short and deliver offered common stock to close out short positions, or loan or pledge offered common stock to broker-dealers that in turn may sell such offered common stock. If the selling securityholders effect such transactions by selling offered common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of offered common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol "NLI."

     The selling securityholders, the depositary and any broker-dealer participating in the distribution of the offered common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the offered common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered common stock may not be sold unless the offered common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the offered common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part. In addition, any shares common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered common stock by the selling securityholders and any other such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered common stock to engage in market-making activities with respect to the particular offered common stock being distributed. All of the foregoing may affect the marketability of the offered common stock and the ability of any person or entity to engage in market-making activities with respect to the offered common stock.

     All expenses of the registration of the common stock pursuant to the registration rights agreement will be paid by us and NTL Delaware including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by us and NTL Delaware against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We and NTL Delaware will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Under terms of the deposit agreement we and NTL Delaware have agreed to indemnify the depositary against certain liabilities, including certain liabilities under the Securities Act.

     Upon sale pursuant to the shelf registration statement, of which this prospectus forms a part, the offered common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock issuable upon conversion of the convertible notes and issuable to the depositary will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, London, England.

                                    EXPERTS

     The consolidated financial statements and schedules of NTL Incorporated appearing in NTL Incorporated's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of CWC ConsumerCo as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 have been audited by Arthur Andersen, Chartered Accountants, as indicated in their report, and are incorporated by reference in this prospectus in reliance upon the report of said firm as experts in giving said report.

     The consolidated financial statements of Cablecom Holding AG as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AG, independent accountants, given on the said authority of said firm as experts in auditing and accounting.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Some of our directors and officers are not U.S. residents and a substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1) the United States court had jurisdiction over the original proceeding,

     (2) the judgment is final and conclusive on the merits,

     (3) the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You can inspect and copy any reports, proxy statements, information statements and other information we file with the Commission at the public reference facilities the Commission maintains at:

      Room 1024, Judiciary Plaza,
      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      and at the Commission's Regional Offices located at:

      Suite 1400, Northwestern Atrium Center,
      500 West Madison Street,
      Chicago, Illinois 60661

      and

      13th Floor, Seven World Trade Center,
      New York, New York 10048,

     and you may also obtain copies of such material at prescribed rates by mail from the Public Reference Section of the Commission at:

      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

     The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information.

     Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, at:

      New York Stock Exchange, Inc.
      11 Wall Street
      New York, New York 10005
      Tel (212) 656-3000

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission.

     We incorporate by reference the following documents that have been filed with the Commission:

     (a) NTL Incorporated's Annual Report filed on Form 10-K for the year ended December 31, 2000, filed on March 30, 2001; and

     (b) NTL Incorporated's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, dated May 14, 2001, as amended by Form 10-Q/A-1, dated May 21, 2001;

     (c) NTL Incorporated's Current Reports on Form 8-K, dated January 11, 2001 (filed on January 16, 2001), January 29, 2001 (filed on February 5, 2001), February 8, 2001 (filed on February 9, 2001), March 8, 2001
           (filed on March 8, 2001), May 8, 2001 (filed on May 8, 2001), May 10, 2001 (filed on May 10, 2001), May 10, 2001 (filed on May 10, 2001),
           May 24, 2001 (filed on May 24, 2001), June 5, 2001 (filed on June 8,
           2001), June 12, 2001 (filed on June 13, 2001), July 9, 2001 (filed on
           July 9, 2001) and July 13, 2001 (filed on July 13, 2001); and

     (d) NTL's Form 8-B dated October 14, 1993 (filed by NTL Communications Corp. on October 18, 1993), with a description of the common stock and associated rights as amended by Form 8-A12B, filed by NTL Incorporated on October 20, 2000.

     Any statement in NTL Incorporated's Annual Report on Form 10-K, in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be or is incorporated by reference modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     In addition, all documents filed by NTL Incorporated pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (including reports on Form 8-K furnished by NTL Incorporated, but only to the extent designated in those reports on Form 8-K) after the date of this prospectus and prior to the termination of the offering contemplated by this prospectus shall be incorporated by reference in this prospectus from the date of filing or furnishing of these documents or reports.

     You can obtain any of these documents incorporated by reference by written or oral request through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. Exhibits to such documents will not be provided without charge to those persons seeking such information unless the requested exhibits are specifically incorporated by reference in those documents. You may obtain documents incorporated by reference in this prospectus by requesting them from:

               NTL INCORPORATED
               110 East 59th Street
               26th Floor
               New York NY 10022
               Attention: Richard J. Lubasch
               Tel: (212) 906-8440

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [NTL LOGO]

                                NTL INCORPORATED
                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by NTL Incorporated in connection with the offering.

SEC registration fee........................................    $       0
Legal fees and expenses.....................................            *
Accounting fees and expenses................................            *
Printing and engraving fees.................................            *
Miscellaneous expenses......................................            *
                                                                ---------
  Total.....................................................    $       *
                                                                =========

---------------
* To be completed by amendment

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Registrant's certificate of incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of these provisions in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders, derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Registrant's By-laws provide that directors and officers of the Registrant shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Registrant has entered into director and officer indemnity agreements ("Indemnity Agreements") with each officer and director of the Registrant (an "Indemnitee"). Under the bylaws and these Indemnity Agreements, the Registrant must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of the Registrant. The Registrant is also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 16.   EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated, NTL Communications Corp. and
          Holdings Merger Sub Inc. (Incorporated by reference to
          Amendment No. 1 to the Registration Statement on Form S-3,
          filed by NTL (Delaware), Inc. and NTL Incorporated on July
          14, 2000, File No. 333-36434)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.2     Agreement and Plan of Merger, dated as of March 26, 1999,
          among the Company, NTL Communications and NTL Merger Inc.
          (Incorporated by reference to Amendment No. 2 to the
          Registration Statement on Form S-3, filed by NTL
          Incorporated and NTL Communications Corp. on June 3, 1999,
          File No. 333-72335)
  2.3     Agreement and Plan of Amalgamation, dated as of February 4,
          1998, as amended, among the Company, NTL (Bermuda) Limited, and Comcast U.K. Cable Partners Limited (Incorporated by
          reference to the Registration Statement on Form S-4, filed by NTL Incorporated on September 30, 1998, File No.
          333-64727)
  2.4     Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, among the Company, NTL (Bermuda) Limited and Comcast U.K. Cable Partners Limited (Incorporated by
          reference to the Registration Statement on Form S-4, filed by NTL Incorporated on September 30, 1998, File No.
          333-64727)
  2.5     Share Exchange Agreement, dated as of June 16, 1998, as
          amended, among the Company and the shareholders of Diamond
          Cable Communications Plc (Incorporated by reference to the
          Proxy Statement, filed by NTL Inc. on January 29, 1999, File
          No. 000-22616)
  2.6     Amendment No. 1 to Share Exchange Agreement, dated as of
          December 21, 1998, among the Company and the shareholders of
          Diamond Cable Communications plc (Incorporated by reference to Form 8-K, filed by NTL Inc. on December 23, 1998, File
          No. 000-22616)
  2.7     Transaction Agreement, dated as of July 26, 1999, by and
          between, Bell Atlantic Corporation, Cable and Wireless PLC,
          Cable and Wireless Communications PLC and NTL Incorporated
          (Incorporated by reference to the Proxy Statement, filed by
          NTL Inc. on February 11, 2000, File No. 000-25691)
  2.8     Investment Agreement, dated as of July 26, 1999, by and
          between, NTL Incorporated and France Telecom S.A.
          (Incorporated by reference to the Proxy Statement, filed by
          NTL Inc. on February 11, 2000, File No. 000-25691)
  2.8 (a) Amendment No. 1 to the Investment Agreement, dated as of
          August 6, 1999 (Incorporated by reference to the Proxy
          Statement, filed by NTL Inc. on February 11, 2000, File No.
          000-25691)
  2.8 (b) Amendment No. 2 to the Investment Agreement, dated as of
          October 8, 1999 (Incorporated by reference to the Proxy
          Statement, filed by NTL Inc. on February 11, 2000, File No.
          000-25691)
  2.9     Purchase Agreement, dated as of February 17, 2000, by and
          between France Telecom, S.A. and NTL Incorporated
          (Incorporated by reference to the Form 8-K, filed by NTL
          Inc. on February 22, 2000, File No. 000-25691)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.10    Transaction Agreement dated as of December 12, 1999 among
          Cablecom Holding AG and NTL Incorporated and certain other parties thereto (Incorporated by reference to the 1999
          Annual Report on Form 10-K, filed by NTL Inc. on March 17,
          2000, File No. 000-25691)
  4.1     Indenture, dated as of September 28, 1994, between Diamond
          Cable Communications plc, and The Bank of New York as
          Trustee, with respect to the 13 1/4% Senior Discount Notes due September 30, 2004 (Incorporated by reference to the
          Registration Statement on Form S-1, filed by Diamond Cable
          Communications plc on September 6, 1994, File No. 33-83740)
  4.2     First Supplemental Indenture, dated as of May 31, 1996,
          between Diamond Cable Communications plc and The Bank of New
          York as Trustee (Incorporated by reference to Post-Effective
          Amendment No. 4 to the Registration Statement on Form S-1,
          filed by Diamond Cable Communications plc on September 12,
          1996, File No. 33-83740)
  4.3     Indenture, dated as of April 20, 1995, by and between NTL
          Communications Corp. and Chemical Bank as Trustee, with
          respect to the 12 3/4% Senior Notes (Incorporated by
          reference to the Registration Statement on Form S-4, filed by International CableTel Incorporated on May 26, 1995, File
          No. 33-92794)
  4.4     First Supplemental Indenture, dated as of January 22, 1996, by and among NTL Communications Corp. and Chemical Bank, as
          Trustee, with respect to the 12 3/4% Senior Notes
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by International CabelTel Incorporated on
          February 5, 1996, File No. 333-1010)
  4.5     Indenture, dated as of November 11, 1995, between Comcast UK
          Cable Partners Limited and Bank of Montreal Trust Company as
          Trustee with respect to the 11 1/5% Senior Discount
          Debentures due 2007 (Incorporated by reference to Amendment
          No. 2 to the Registration Statement on Form S-1 filed by
          Comcast UK Cable Partners Limited on November 5, 1995, File
          No. 33-96932)
  4.6     Indenture, dated as of December 15, 1995, between Diamond
          Cable Communications plc, and The Bank of New York as
          Trustee, with respect to the 11 3/4% Senior Discount Notes due December 15, 2005 (Incorporated by reference to
          Amendment No. 2 to the Registration Statement on Form S-1,
          filed by Diamond Cable Communications plc on December 6,
          1995, File No. 33-98374)
  4.7     Indenture, dated as of January 30, 1996, by and between NTL
          Communications and Chemical Bank as Trustee, with respect to the 11 1/2% Senior Notes due 2006 (Incorporated by reference to the Registration Statement on Form S-4, filed by
          International CabelTel Incorporated on February 5, 1996,
          File No. 333-1010)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.8     Indenture, date as of February 12, 1997, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 10% Senior Notes (Incorporated by reference to the 1996 Annual Report on Form 10-K, filed by NTL Incorporated on March 28, 1997, File No. 000-22616)
  4.9     Indenture, dated as of February 27, 1997, between Diamond
          Cable Communications plc and The Bank of New York as
          Trustee, with respect to the 10 3/4% Senior Discount Notes due February 15, 2007 (Incorporated by reference to the
          Registration Statement on Form S-4, filed by Diamond Cable
          Communications plc on April 15, 1997, File No. 333-25193)
  4.10    Indenture, dated as of February 6, 1998, between Diamond
          Holdings plc, Diamond Cable Communications plc, and The Bank
          of New York as Trustee, with respect to the 10% Senior Notes due February 1, 2008 and 9 1/8% Senior Notes due February 1,
          2008 (Incorporated by reference to the Registration
          Statement on Form S-4, filed by Diamond Cable Communications plc on March 20, 1998, File No. 333-48413)
  4.11    Indenture, dated as of March 13, 1998, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 9 1/2% Senior Notes
          (Incorporated by reference to the 1997 Form 10-K filed by
          NTL Communications (File No. 0-22616) on March 30, 1998)
  4.12    Indenture, date as of March 13, 1998, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 9 3/4% Senior Deferred Coupon
          Notes (Incorporated by reference to the 1997 Form 10-K,
          filed by NTL Incorporated on March 30, 1998, File No.
          000-22616)
  4.13    Indenture, date as of March 13, 1998, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 10 3/4% Senior Deferred Coupon
          Notes (Incorporated by reference to the 1997 Annual Report on Form 10-K, filed by NTL Incorporated on March 30, 1998,
          File No. 000-22616)
  4.14    Indenture, date as of November 2, 1998, by and among NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 11 1/2% Senior Notes due 2008
          (Incorporated by reference to the 1998 Annual Report on Form
          10-K, filed by NTL Incorporated on March 30, 1999, File No.
          000-22616)
  4.15    Indenture, date as of November 6, 1998, by and among NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 12 3/8% Senior Deferred Coupon
          Notes due 2008 (Incorporated by reference to the 1998 Annual
          Report on Form 10-K, filed by NTL Incorporated on March 30,
          1999, File No. 000-22616)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.16    Indenture, date as of December 16, 1998, by and among NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 7% Convertible Subordinated
          Notes due 2008 (Incorporated by reference to the 1998 Annual
          Report on Form 10-K, filed by NTL Incorporated on March 30,
          1999, File No. 000-22616)
  4.17    First Supplemental Indenture, date as of March 31, 1999,
          between NTL Incorporated, NTL Communications Corp. and The
          Chase Manhattan Bank, as Trustee, with respect to the 7%
          Convertible Subordinated Notes due 2008 (Incorporated by
          reference to Amendment No. 2 to the Registration Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on June 3, 1999, File No. 333-72335)
  4.18    Second Supplemental Indenture, dated as of March 16, 2000, between NTL Incorporated, NTL Communications Corp. (formerly
          NTL Incorporated) and The Chase Manhattan Bank as Trustee,
          with respect to the 7% Convertible Subordinated Notes due
          2008 (Incorporated by reference to Amendment No. 1 to the
          Registration Statement on Form S-3/A , filed by NTL
          Incorporated, NTL (Delaware), Inc. and NTL Communications
          Corp. on August 30, 2000, File No. 333-42792)
  4.19    Third Supplemental Indenture, dated as of May 17, 2000,
          between NTL Incorporated, NTL Communications Corp. (formerly
          NTL Incorporated) and The Chase Manhattan Bank as Trustee,
          with respect to the 7% Convertible Subordinated Notes due
          2008 (Incorporated by reference to Amendment No. 1 to the
          Registration Statement on Form S-3/A, filed by NTL
          Incorporated, NTL (Delaware), Inc. and NTL Communications
          Corp. on August 30, 2000, File No. 333-42792)
  4.20    Indenture, dated as of April 14, 1999, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 9 3/4% Senior Deferred Coupon
          Notes due 2009 (Incorporated by reference to the
          Registration Statement on Form S-4, filed by NTL
          Communications Corp. on May 13, 1999, File No. 333-78405)
  4.21    Indenture, dated as of November 24, 1999, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 9 1/4% Senior Notes due 2006
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communications Corp. on January 24,
          2000, File No. 333-95267)
  4.22    Indenture, dated as of November 24, 1999, between NTL
          Communication Corp. and The Chase Manhattan Bank as Trustee,
          with respect to the 9 7/8% Senior Notes Due 2009
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communication Corp. on January 24,
          2000, File No. 333-95267)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.23    Indenture, dated as of November 24, 1999, between NTL
          Communications Corp. (Issuer) and The Chase Manhattan Bank
          as Trustee, with respect to the 11 1/2% Senior Deferred
          Coupon Notes due 2009 (Incorporated by reference to the
          Registration Statement on Form S-4, filed by NTL
          Communications Corp. on January 24, 2000, File No.
          333-95267)
  4.24    Indenture, dated as of December 22, 1999, between NTL
          Incorporated and The Chase Manhattan Bank as Trustee, with respect to the 5 3/4% Convertible Subordinated Notes Due
          2009 (Incorporated by reference to the 1999 Annual Report on
          Form 10-K, filed by NTL Incorporated on March 17, 2000, File
          No. 000-25691)
  4.25    First Supplemental Indenture, dated as of May 17, 2000,
          between NTL Incorporated and The Chase Manhattan Bank as
          Trustee, with respect to the 5 3/4% Convertible Subordinated
          Notes due 2009 (Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-3, filed by NTL
          (Delaware), Inc. and NTL Incorporated on July 14, 2000, File
          No. 333-36434)
  4.26    Indenture, dated as of October 2, 2000, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 11 7/8% Senior Notes due 2010
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communications Corp. on October 26,
          2000, File No. 333-48648)
  4.27    Indenture, dated as of January 24, 2001, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 12 3/8% Senior Notes due 2008
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communications Corp. on February 9,
          2001, File No. 333-55288)
  4.28    Indenture, dated as of May 15, 2001, between NTL
          Communications Corp., NTL Incorporated and The Chase
          Manhattan Bank, as Trustee, with respect to the 6 3/4%
          Convertible Senior Notes due 2008 (Incorporated by reference to Amendment No. 1 to the Registration Statement on Form
          S-4, filed by NTL Communications Corp. on June 8, 2001, File
          No. 333-55288)
  4.29    Indenture, dated as of June 22, 2001 between NTL
          Incorporated, NTL (Delaware) Inc. and The Chase Manhatten
          Bank, as Trustee, with respect to the 5 3/4% convertible
          subordinated notes due 2011*
  4.30    Registration Rights Agreement, dated as of February 2, 2000, by and between NTL Incorporated and Bell Atlantic
          Corporation (Incorporated by reference to the Proxy
          Statement, filed by NTL Incorporated on February 11, 2000,
          File No. 000-25691)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.30(a) Amendment No. 1 to the Registration Rights Agreement, dated as of November 30, 2000 by and between NTL Incorporated and
          Verizon Communications Inc. (formerly known as Bell Atlantic
          Corporation) (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001)
  4.30(b) Amendment No. 2 to the Registration Rights Agreement, dated as of March 31, 2001 by and between NTL Incorporated and
          Verizon Communications Inc. (formerly known as Bell Atlantic
          Corporation) (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001.)
  4.30(c) Amendment No. 3 to the Registration Rights Agreement, dated as of June 30, 2001 by and between NTL Incorporated and
          Verizon Communications Inc. (formerly known as Bell Atlantic
          Corporation) (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001.)
  4.31    Registration Rights Agreement, dated as of February 2, 2000, by and between NTL Incorporated and Cable & Wireless plc
          (Incorporated by reference to the Proxy Statement, filed by
          NTL Incorporated on February 11, 2000, File No. 000-25691)
  4.32    Registration Rights Agreement, dated as of December 16, 1998 by and among NTL Communications Corp. and Donaldson, Lufkin
          & Jenrette Securities Corporation, Morgan Stanley & Co.
          Incorporated, Goldman, Sachs & Co., Chase Securities Inc.,
          Salomon Smith Barney Inc, BT Alex. Brown Incorporated and
          Warburg Dillon Read LLC with respect to the 7% Convertible
          Subordinated Notes due 2008 (Incorporated by reference to
          the 1998 Annual Report on Form 10-K, filed by NTL
          Incorporated on March 30, 1999, File No. 000-22616)
  4.33    Registration Rights Agreement, dated as of December 22, 1999 by and among NTL Incorporated, Morgan Stanley & Co.
          Incorporated, Goldman, Sachs & Co., Donaldson, Lufkin &
          Jenrette Securities Corporation, Salomon Smith Barney Inc.,
          Warburg Dillon Read LLC, Chase Securities Inc., Lehman
          Brothers Inc. and Wasserstein Perella Securities, Inc. with respect to the 5 3/4% Convertible Subordinated Notes due
          2009 (Incorporated by reference to the 1999 Annual Report on
          Form 10K, filed by NTL Incorporated on March 17, 2000, File
          No. 000-25691).
  4.34    Registration Rights Agreement, dated as of May 30, 2000, by and between NTL Incorporated and France Telecom, with
          respect to the 5% Cumulative Participating Convertible
          Preferred Stock Series A (Incorporated by reference to the
          2000 Annual Report on Form 10-K, filed by NTL Incorporated on March 30, 2001, File No. 001-16183)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.35    Registration Rights Agreement, dated as of March 5, 1999,
          between NTL Communications Corp. and the Shareholders of
          Diamond Cable Communications plc (Incorporated by reference to Annex D to the Proxy Statement, filed by NTL Incorporated on January 29, 1999, File No. 000-22616)
  4.36    Registration Rights Agreement, dated as of October 29, 1998, between NTL Incorporated, NTL (Bermuda) Limited and Comcast
          Corporation and Warburg, Pincus Investors, L.P.
          (Incorporated by reference to Annex G to the Registration
          Statement on Form S-4, filed by NTL Incorporated on
          September 30, 1998, File No. 333-64727)
  4.37    Registration Rights Agreement, dated as of January 24, 2001, by and among NTL Communications Corp. and Morgan Stanley &
          Co. International Limited, J.P. Morgan Securities Ltd.,
          Goldman Sachs International, Bank of America International
          Limited, BNP Paribas Securities Corp., CIBC World Markets
          plc and the Royal Bank of Scotland plc with respect to the
          12 3/8% Senior Notes due 2008 (Incorporated by reference to the Registration Statement on Form S-4, filed by NTL
          Communications Corp. on February 9, 2001, File No.
          333-55288)
  4.38    Registration Rights Agreement, dated as of February 8, 2001, by and among NTL Communications Corp. and Morgan Stanley &
          Co. International Limited, J.P. Morgan Securities Ltd.,
          Goldman Sachs International, Bank of America International
          Limited, BNP Paribas Securities Corp., CIBC World Markets
          plc and the Royal Bank of Scotland plc with respect to the
          12 3/8% Senior Notes due 2008 (Incorporated by reference to the Registration Statement on Form S-4, filed by NTL
          Communications Corp. on February 9, 2001, File No.
          333-55288)
  4.39    Registration Rights Agreement dated as of May 15, 2001 by
          and among NTL Communications Corp., NTL Incorporated, Morgan
          Stanley & Co. Incorporated, J.P. Morgan Securities Inc.,
          Credit Suisse First Boston Corporation and Salomon Smith
          Barney Inc. with respect to the 6 3/4% Convertible Senior
          Notes due 2008 (Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-4, filed by NTL
          Communications Corp. on June 8, 2001, File No. 333-55288)
  4.40    Registration Rights Agreement dated as of June 22, 2001 by and among NTL Incorporated, NTL (Delaware) Inc. and SFG VI
          Inc.
  4.41    Form of Preferred Stock (Incorporated by reference to the
          1996 Form 10-K, filed by NTL Incorporated on March 28, 1997,
          File No. 000-22616)
  4.42    Rights Agreement, dated as of September, 1993, entered into by NTL Incorporated and Continental Stock Transfer & Trust
          Company (Incorporated by reference to Amendment No. 1 to the
          Registration Statement of Form S-1, filed by International
          CableTel, Inc. on August 11, 1993, File No. 33-63570)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.42(a) Amendment No. 1 to the Rights Agreement, dated as of March
          31, 1999, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the Registration Statement on Form S-8, filed by NTL Incorporated on April 20, 1999, File No. 333-76601)
  4.42(b) Amendment No. 2 to the Rights Agreement, dated as of October
          23, 1999, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the 1999 Annual Report on Form 10-K,
          Incorporated, filed by NTL Incorporated on March 17, 2000,
          File No. 000-25691)
  4.42(c) Amendment No. 3 to the Rights Agreement, dated as of March
          28, 2000, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the 2000 Annual Report on Form 10-K, filed by
          NTL Incorporated on March 30, 2001, File No. 001-16183)
  4.42(d) Amendment No. 4 to the Rights Agreement, dated as of May 17,
          2000, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the 2000 Annual Report on Form 10-K filed by
          NTL Incorporated on March 30, 2001, File No. 001-16183)
  4.42(e) Amendment No. 5 to the Rights Agreement, dated as of May 25,
          2000, between Incorporated and Continental Stock Transfer &
          Trust Company, as Rights Agent (Incorporated by reference to the 2000 Annual Report on Form 10-K, filed by NTL
          Incorporated on March 30, 2001, File No. 001-16183)
  5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the convertible notes and common stock being registered hereby*
 10.1     Credit Agreement, dated as of May 30, 2000, between NTL
          Communications Corp., NTL (UK) Group, Inc., NTL
          Communications Limited, Morgan Stanley Dean Witter Bank
          Limited and Chase Manhattan PLC (Incorporated by reference to the 2000 Annual Report on Form 10-K, filed by NTL
          Incorporated on March 30, 2001, File No. 001-16183)
 10.2     Credit Agreement relating to the acquisition of Cable &
          Wireless Communications (Holdings) PLC, dated as of May 30,
          2000, between NTL Communications Limited, NTL Business
          Limited, NTL Communications Corp., Chase Manhattan PLC and
          Morgan Stanley Dean Witter Limited, Chase Manhattan
          International Limited (Incorporated by reference to the 2000
          Annual Report on Form 10-K, filed by NTL Incorporated on
          March 30, 2001, File No. 001-16183)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.3     Credit Agreement, dated March 30, 2001 among NTL Australia
          Pty Limited and a syndicate of banks jointly led JPMorgan,
          Barclays Bank, Bank of Scotland, Credit Lyonnais, National
          Australia Bank and West LB (Incorporated by reference to the
          Registration Statement on Form S-3, filed by NTL
          Incorporated and NTL Communications Corp. on July 24, 2001)
 10.4     Credit Agreement dated 28 March 2000, between NTL
          Incorporated, NTL Cablecom Holding GmbH, Cablecom
          (Ostschweiz) AG and Chase Manhattan plc and Morgan Stanley
          Senior Funding, Inc., as Arrangers and Joint Book Managers,
          Chase Manhattan International Limited as Agent and Others
          Term, comprising a Loan Facility and a Revolving Credit
          Facility (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001)
 23.1     Consent of Ernst & Young LLP
 23.2     Consent of Arthur Andersen
 23.3     Consent of PricewaterhouseCoopers AG
 23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
 24.1     Powers of Attorney (included in signature page)

---------------
*   To be filed by amendment.

ITEM 17.   UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement, as amended, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 24th day of July, 2001.

                                          NTL Incorporated

                                          By: /s/ Richard J. Lubasch
                                            ------------------------------------
                                              Richard J. Lubasch
                                              Executive Vice President --
                                              General Counsel and Secretary

                               POWER OF ATTORNEY

     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Richard J. Lubasch, John F. Gregg and Gregg N. Gorelick, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                          TITLE                    DATE
             ---------                          -----                    ----
/s/                                  Chairman of the Board, and
-----------------------------------     Treasurer and Director
George S. Blumenthal

/s/ BARCLAY KNAPP                    President, Chief Executive      July 24, 2001
-----------------------------------     Officer and Director
Barclay Knapp

/s/ JOHN F. GREGG                    Senior Vice President, Chief    July 24, 2001
-----------------------------------     Financial Officer
John F. Gregg

/s/ GREGG N. GORELICK                Vice President -- Controller    July 24, 2001
-----------------------------------
Gregg N. Gorelick

                                     Director
-----------------------------------
Michael J. Bertinetto

/s/ ROBERT T. GOAD                   Director                        July 24, 2001
-----------------------------------
Robert T. Goad

                                     Director
-----------------------------------
Bernard Izerable

/s/ SIDNEY R. KNAFEL                 Director                        July 24, 2001
-----------------------------------
Sidney R. Knafel

/s/                                  Director
-----------------------------------
Ted H. McCourtney

/s/ DEL MINTZ                        Director                        July 24, 2001
-----------------------------------
Del Mintz

/s/ ALAN J. PATRICOF                 Director                        July 24, 2001
-----------------------------------
Alan J. Patricof

/s/ WARREN POTASH                    Director                        July 24, 2001
-----------------------------------
Warren Potash

/s/ JEAN-LOUIS VINCIGUERRA           Director                        July 24, 2001
-----------------------------------
Jean-Louis Vinciguerra

                                     Director
-----------------------------------
Michael S. Willner

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated, NTL Communications Corp. and
          Holdings Merger Sub Inc. (Incorporated by reference to
          Amendment No. 1 to the Registration Statement on Form S-3,
          filed by NTL (Delaware), Inc. and NTL Incorporated on July
          14, 2000, File No. 333-36434)
  2.2     Agreement and Plan of Merger, dated as of March 26, 1999,
          among the Company, NTL Communications and NTL Merger Inc.
          (Incorporated by reference to Amendment No. 2 to the
          Registration Statement on Form S-3, filed by NTL
          Incorporated and NTL Communications Corp. on June 3, 1999,
          File No. 333-72335)
  2.3     Agreement and Plan of Amalgamation, dated as of February 4,
          1998, as amended, among the Company, NTL (Bermuda) Limited, and Comcast U.K. Cable Partners Limited (Incorporated by
          reference to the Registration Statement on Form S-4, filed by NTL Incorporated on September 30, 1998, File No.
          333-64727)
  2.4     Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, among the Company, NTL (Bermuda) Limited and Comcast U.K. Cable Partners Limited (Incorporated by
          reference to the Registration Statement on Form S-4, filed by NTL Incorporated on September 30, 1998, File No.
          333-64727)
  2.5     Share Exchange Agreement, dated as of June 16, 1998, as
          amended, among the Company and the shareholders of Diamond
          Cable Communications Plc (Incorporated by reference to the
          Proxy Statement, filed by NTL Inc. on January 29, 1999, File
          No. 000-22616)
  2.6     Amendment No. 1 to Share Exchange Agreement, dated as of
          December 21, 1998, among the Company and the shareholders of
          Diamond Cable Communications plc (Incorporated by reference to Form 8-K, filed by NTL Inc. on December 23, 1998, File
          No. 000-22616)
  2.7     Transaction Agreement, dated as of July 26, 1999, by and
          between, Bell Atlantic Corporation, Cable and Wireless PLC,
          Cable and Wireless Communications PLC and NTL Incorporated
          (Incorporated by reference to the Proxy Statement, filed by
          NTL Inc. on February 11, 2000, File No. 000-25691)
  2.8     Investment Agreement, dated as of July 26, 1999, by and
          between, NTL Incorporated and France Telecom S.A.
          (Incorporated by reference to the Proxy Statement, filed by
          NTL Inc. on February 11, 2000, File No. 000-25691)
  2.8 (a) Amendment No. 1 to the Investment Agreement, dated as of
          August 6, 1999 (Incorporated by reference to the Proxy
          Statement, filed by NTL Inc. on February 11, 2000, File No.
          000-25691)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.8 (b) Amendment No. 2 to the Investment Agreement, dated as of
          October 8, 1999 (Incorporated by reference to the Proxy
          Statement, filed by NTL Inc. on February 11, 2000, File No.
          000-25691)
  2.9     Purchase Agreement, dated as of February 17, 2000, by and
          between France Telecom, S.A. and NTL Incorporated
          (Incorporated by reference to the Form 8-K, filed by NTL
          Inc. on February 22, 2000, File No. 000-25691)
  2.10    Transaction Agreement dated as of December 12, 1999 among
          Cablecom Holding AG and NTL Incorporated and certain other parties thereto (Incorporated by reference to the 1999
          Annual Report on Form 10-K, filed by NTL Inc. on March 17,
          2000, File No. 000-25691)
  4.1     Indenture, dated as of September 28, 1994, between Diamond
          Cable Communications plc, and The Bank of New York as
          Trustee, with respect to the 13 1/4% Senior Discount Notes due September 30, 2004 (Incorporated by reference to the
          Registration Statement on Form S-1, filed by Diamond Cable
          Communications plc on September 6, 1994, File No. 33-83740)
  4.2     First Supplemental Indenture, dated as of May 31, 1996,
          between Diamond Cable Communications plc and The Bank of New
          York as Trustee (Incorporated by reference to Post-Effective
          Amendment No. 4 to the Registration Statement on Form S-1,
          filed by Diamond Cable Communications plc on September 12,
          1996, File No. 33-83740)
  4.3     Indenture, dated as of April 20, 1995, by and between NTL
          Communications Corp. and Chemical Bank as Trustee, with
          respect to the 12 3/4% Senior Notes (Incorporated by
          reference to the Registration Statement on Form S-4, filed by International CableTel Incorporated on May 26, 1995, File
          No. 33-92794)
  4.4     First Supplemental Indenture, dated as of January 22, 1996, by and among NTL Communications Corp. and Chemical Bank, as
          Trustee, with respect to the 12 3/4% Senior Notes
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by International CabelTel Incorporated on
          February 5, 1996, File No. 333-1010)
  4.5     Indenture, dated as of November 11, 1995, between Comcast UK
          Cable Partners Limited and Bank of Montreal Trust Company as
          Trustee with respect to the 11 1/5% Senior Discount
          Debentures due 2007 (Incorporated by reference to Amendment
          No. 2 to the Registration Statement on Form S-1 filed by
          Comcast UK Cable Partners Limited on November 5, 1995, File
          No. 33-96932)
  4.6     Indenture, dated as of December 15, 1995, between Diamond
          Cable Communications plc, and The Bank of New York as
          Trustee, with respect to the 11 3/4% Senior Discount Notes due December 15, 2005 (Incorporated by reference to
          Amendment No. 2 to the Registration Statement on Form S-1,
          filed by Diamond Cable Communications plc on December 6,
          1995, File No. 33-98374)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.7     Indenture, dated as of January 30, 1996, by and between NTL
          Communications and Chemical Bank as Trustee, with respect to the 11 1/2% Senior Notes due 2006 (Incorporated by reference to the Registration Statement on Form S-4, filed by
          International CabelTel Incorporated on February 5, 1996,
          File No. 333-1010)
  4.8     Indenture, date as of February 12, 1997, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 10% Senior Notes (Incorporated by reference to the 1996 Annual Report on Form 10-K, filed by NTL Incorporated on March 28, 1997, File No. 000-22616)
  4.9     Indenture, dated as of February 27, 1997, between Diamond
          Cable Communications plc and The Bank of New York as
          Trustee, with respect to the 10 3/4% Senior Discount Notes due February 15, 2007 (Incorporated by reference to the
          Registration Statement on Form S-4, filed by Diamond Cable
          Communications plc on April 15, 1997, File No. 333-25193)
  4.10    Indenture, dated as of February 6, 1998, between Diamond
          Holdings plc, Diamond Cable Communications plc, and The Bank
          of New York as Trustee, with respect to the 10% Senior Notes due February 1, 2008 and 9 1/8% Senior Notes due February 1,
          2008 (Incorporated by reference to the Registration
          Statement on Form S-4, filed by Diamond Cable Communications plc on March 20, 1998, File No. 333-48413)
  4.11    Indenture, dated as of March 13, 1998, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 9 1/2% Senior Notes
          (Incorporated by reference to the 1997 Form 10-K filed by
          NTL Communications (File No. 0-22616) on March 30, 1998)
  4.12    Indenture, date as of March 13, 1998, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 9 3/4% Senior Deferred Coupon
          Notes (Incorporated by reference to the 1997 Form 10-K,
          filed by NTL Incorporated on March 30, 1998, File No.
          000-22616)
  4.13    Indenture, date as of March 13, 1998, by and between NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 10 3/4% Senior Deferred Coupon
          Notes (Incorporated by reference to the 1997 Annual Report on Form 10-K, filed by NTL Incorporated on March 30, 1998,
          File No. 000-22616)
  4.14    Indenture, date as of November 2, 1998, by and among NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 11 1/2% Senior Notes due 2008
          (Incorporated by reference to the 1998 Annual Report on Form
          10-K, filed by NTL Incorporated on March 30, 1999, File No.
          000-22616)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.15    Indenture, date as of November 6, 1998, by and among NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 12 3/8% Senior Deferred Coupon
          Notes due 2008 (Incorporated by reference to the 1998 Annual
          Report on Form 10-K, filed by NTL Incorporated on March 30,
          1999, File No. 000-22616)
  4.16    Indenture, date as of December 16, 1998, by and among NTL
          Communications Corp. and The Chase Manhattan Bank, as
          Trustee, with respect to the 7% Convertible Subordinated
          Notes due 2008 (Incorporated by reference to the 1998 Annual
          Report on Form 10-K, filed by NTL Incorporated on March 30,
          1999, File No. 000-22616)
  4.17    First Supplemental Indenture, date as of March 31, 1999,
          between NTL Incorporated, NTL Communications Corp. and The
          Chase Manhattan Bank, as Trustee, with respect to the 7%
          Convertible Subordinated Notes due 2008 (Incorporated by
          reference to Amendment No. 2 to the Registration Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on June 3, 1999, File No. 333-72335)
  4.18    Second Supplemental Indenture, dated as of March 16, 2000, between NTL Incorporated, NTL Communications Corp. (formerly
          NTL Incorporated) and The Chase Manhattan Bank as Trustee,
          with respect to the 7% Convertible Subordinated Notes due
          2008 (Incorporated by reference to Amendment No. 1 to the
          Registration Statement on Form S-3/A , filed by NTL
          Incorporated, NTL (Delaware), Inc. and NTL Communications
          Corp. on August 30, 2000, File No. 333-42792)
  4.19    Third Supplemental Indenture, dated as of May 17, 2000,
          between NTL Incorporated, NTL Communications Corp. (formerly
          NTL Incorporated) and The Chase Manhattan Bank as Trustee,
          with respect to the 7% Convertible Subordinated Notes due
          2008 (Incorporated by reference to Amendment No. 1 to the
          Registration Statement on Form S-3/A, filed by NTL
          Incorporated, NTL (Delaware), Inc. and NTL Communications
          Corp. on August 30, 2000, File No. 333-42792)
  4.20    Indenture, dated as of April 14, 1999, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 9 3/4% Senior Deferred Coupon
          Notes due 2009 (Incorporated by reference to the
          Registration Statement on Form S-4, filed by NTL
          Communications Corp. on May 13, 1999, File No. 333-78405)
  4.21    Indenture, dated as of November 24, 1999, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 9 1/4% Senior Notes due 2006
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communications Corp. on January 24,
          2000, File No. 333-95267)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.22    Indenture, dated as of November 24, 1999, between NTL
          Communication Corp. and The Chase Manhattan Bank as Trustee,
          with respect to the 9 7/8% Senior Notes Due 2009
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communication Corp. on January 24,
          2000, File No. 333-95267)
  4.23    Indenture, dated as of November 24, 1999, between NTL
          Communications Corp. (Issuer) and The Chase Manhattan Bank
          as Trustee, with respect to the 11 1/2% Senior Deferred
          Coupon Notes due 2009 (Incorporated by reference to the
          Registration Statement on Form S-4, filed by NTL
          Communications Corp. on January 24, 2000, File No.
          333-95267)
  4.24    Indenture, dated as of December 22, 1999, between NTL
          Incorporated and The Chase Manhattan Bank as Trustee, with respect to the 5 3/4% Convertible Subordinated Notes Due
          2009 (Incorporated by reference to the 1999 Annual Report on
          Form 10-K, filed by NTL Incorporated on March 17, 2000, File
          No. 000-25691)
  4.25    First Supplemental Indenture, dated as of May 17, 2000,
          between NTL Incorporated and The Chase Manhattan Bank as
          Trustee, with respect to the 5 3/4% Convertible Subordinated
          Notes due 2009 (Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-3, filed by NTL
          (Delaware), Inc. and NTL Incorporated on July 14, 2000, File
          No. 333-36434)
  4.26    Indenture, dated as of October 2, 2000, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 11 7/8% Senior Notes due 2010
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communications Corp. on October 26,
          2000, File No. 333-48648)
  4.27    Indenture, dated as of January 24, 2001, between NTL
          Communications Corp. and The Chase Manhattan Bank as
          Trustee, with respect to the 12 3/8% Senior Notes due 2008
          (Incorporated by reference to the Registration Statement on
          Form S-4, filed by NTL Communications Corp. on February 9,
          2001, File No. 333-55288)
  4.28    Indenture, dated as of May 15, 2001, between NTL
          Communications Corp., NTL Incorporated and The Chase
          Manhattan Bank, as Trustee, with respect to the 6 3/4%
          Convertible Senior Notes due 2008 (Incorporated by reference to Amendment No. 1 to the Registration Statement on Form
          S-4, filed by NTL Communications Corp. on June 8, 2001, File
          No. 333-55288)
  4.29    Indenture, dated as of June 22, 2001 between NTL
          Incorporated, NTL (Delaware) Inc. and The Chase Manhatten
          Bank, as Trustee, with respect to the 5 3/4% convertible
          subordinated notes due 2011*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.30    Registration Rights Agreement, dated as of February 2, 2000, by and between NTL Incorporated and Bell Atlantic
          Corporation (Incorporated by reference to the Proxy
          Statement, filed by NTL Incorporated on February 11, 2000,
          File No. 000-25691)
  4.30(a) Amendment No. 1 to the Registration Rights Agreement, dated as of November 30, 2000 by and between NTL Incorporated and
          Verizon Communications Inc. (formerly known as Bell Atlantic
          Corporation) (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001)
  4.30(b) Amendment No. 2 to the Registration Rights Agreement, dated as of March 31, 2001 by and between NTL Incorporated and
          Verizon Communications Inc. (formerly known as Bell Atlantic
          Corporation) (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001)
  4.30(c) Amendment No. 3 to the Registration Rights Agreement, dated as of June 30, 2001 by and between NTL Incorporated and
          Verizon Communications Inc. (formerly known as Bell Atlantic
          Corporation) (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001)
  4.31    Registration Rights Agreement, dated as of February 2, 2000, by and between NTL Incorporated and Cable & Wireless plc
          (Incorporated by reference to the Proxy Statement, filed by
          NTL Incorporated on February 11, 2000, File No. 000-25691)
  4.32    Registration Rights Agreement, dated as of December 16, 1998 by and among NTL Communications Corp. and Donaldson, Lufkin
          & Jenrette Securities Corporation, Morgan Stanley & Co.
          Incorporated, Goldman, Sachs & Co., Chase Securities Inc.,
          Salomon Smith Barney Inc, BT Alex. Brown Incorporated and
          Warburg Dillon Read LLC with respect to the 7% Convertible
          Subordinated Notes due 2008 (Incorporated by reference to
          the 1998 Annual Report on Form 10-K, filed by NTL
          Incorporated on March 30, 1999, File No. 000-22616)
  4.33    Registration Rights Agreement, dated as of December 22, 1999 by and among NTL Incorporated, Morgan Stanley & Co.
          Incorporated, Goldman, Sachs & Co., Donaldson, Lufkin &
          Jenrette Securities Corporation, Salomon Smith Barney Inc.,
          Warburg Dillon Read LLC, Chase Securities Inc., Lehman
          Brothers Inc. and Wasserstein Perella Securities, Inc. with respect to the 5 3/4% Convertible Subordinated Notes due
          2009 (Incorporated by reference to the 1999 Annual Report on
          Form 10-K, filed by NTL Incorporated on March 17, 2000, File
          No. 000-25691)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.34    Registration Rights Agreement, dated as of May 30, 2000, by and between NTL Incorporated and France Telecom, with
          respect to the 5% Cumulative Participating Convertible
          Preferred Stock Series A (Incorporated by reference to the
          2000 Annual Report on Form 10-K, filed by NTL Incorporated on March 30, 2001, File No. 001-16183)
  4.35    Registration Rights Agreement, dated as of March 5, 1999,
          between NTL Communications Corp. and the Shareholders of
          Diamond Cable Communications plc (Incorporated by reference to Annex D to the Proxy Statement, filed by NTL Incorporated on January 29, 1999, File No. 000-22616)
  4.36    Registration Rights Agreement, dated as of October 29, 1998, between NTL Incorporated, NTL (Bermuda) Limited and Comcast
          Corporation and Warburg, Pincus Investors, L.P.
          (Incorporated by reference to Annex G to the Registration
          Statement on Form S-4, filed by NTL Incorporated on
          September 30, 1998, File No. 333-64727)
  4.37    Registration Rights Agreement, dated as of January 24, 2001, by and among NTL Communications Corp. and Morgan Stanley &
          Co. International Limited, J.P. Morgan Securities Ltd.,
          Goldman Sachs International, Bank of America International
          Limited, BNP Paribas Securities Corp., CIBC World Markets
          plc and the Royal Bank of Scotland plc with respect to the
          12 3/8% Senior Notes due 2008 (Incorporated by reference to the Registration Statement on Form S-4, filed by NTL
          Communications Corp. on February 9, 2001, File No.
          333-55288)
  4.38    Registration Rights Agreement, dated as of February 8, 2001, by and among NTL Communications Corp. and Morgan Stanley &
          Co. International Limited, J.P. Morgan Securities Ltd.,
          Goldman Sachs International, Bank of America International
          Limited, BNP Paribas Securities Corp., CIBC World Markets
          plc and the Royal Bank of Scotland plc with respect to the
          12 3/8% Senior Notes due 2008 (Incorporated by reference to the Registration Statement on Form S-4, filed by NTL
          Communications Corp. on February 9, 2001, File No.
          333-55288)
  4.39    Registration Rights Agreement dated as of May 15, 2001 by
          and among NTL Communications Corp., NTL Incorporated, Morgan
          Stanley & Co. Incorporated, J.P. Morgan Securities Inc.,
          Credit Suisse First Boston Corporation and Salomon Smith
          Barney Inc. with respect to the 6 3/4% Convertible Senior
          Notes due 2008 (Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-4, filed by NTL
          Communications Corp. on June 8, 2001, File No. 333-55288)
  4.40    Registration Rights Agreement dated as of June 22, 2001 by and among NTL Incorporated, NTL (Delaware) Inc. and SFG VI
          Inc.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.41    Form of Preferred Stock (Incorporated by reference to the
          1996 Form 10-K, filed by NTL Incorporated on March 28, 1997,
          File No. 000-22616)
  4.42    Rights Agreement, dated as of September, 1993, entered into by NTL Incorporated and Continental Stock Transfer & Trust
          Company (Incorporated by reference to Amendment No. 1 to the
          Registration Statement of Form S-1, filed by International
          CableTel, Inc. on August 11, 1993, File No. 33-63570)
  4.42(a) Amendment No. 1 to the Rights Agreement, dated as of March
          31, 1999, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the Registration Statement on Form S-8, filed by NTL Incorporated on April 20, 1999, File No. 333-76601)
  4.42(b) Amendment No. 2 to the Rights Agreement, dated as of October
          23, 1999, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the 1999 Annual Report on Form 10-K,
          Incorporated, filed by NTL Incorporated on March 17, 2000,
          File No. 000-25691)
  4.42(c) Amendment No. 3 to the Rights Agreement, dated as of March
          28, 2000, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the 2000 Annual Report on Form 10-K, filed by
          NTL Incorporated on March 30, 2001, File No. 001-16183)
  4.42(d) Amendment No. 4 to the Rights Agreement, dated as of May 17,
          2000, between NTL Incorporated and Continental Stock
          Transfer & Trust Company, as Rights Agent (Incorporated by
          reference to the 2000 Annual Report on Form 10-K filed by
          NTL Incorporated on March 30, 2001, File No. 001-16183)
  4.42(e) Amendment No. 5 to the Rights Agreement, dated as of May 25,
          2000, between Incorporated and Continental Stock Transfer &
          Trust Company, as Rights Agent (Incorporated by reference to the 2000 Annual Report on Form 10-K, filed by NTL
          Incorporated on March 30, 2001, File No. 001-16183)
  5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the convertible notes and common stock being registered hereby*
 10.1     Credit Agreement, dated as of May 30, 2000, between NTL
          Communications Corp., NTL (UK) Group, Inc., NTL
          Communications Limited, Morgan Stanley Dean Witter Bank
          Limited and Chase Manhattan PLC (Incorporated by reference to the 2000 Annual Report on Form 10-K, filed by NTL
          Incorporated on March 30, 2001, File No. 001-16183)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.2     Credit Agreement relating to the acquisition of Cable &
          Wireless Communications (Holdings) PLC, dated as of May 30,
          2000, between NTL Communications Limited, NTL Business
          Limited, NTL Communications Corp., Chase Manhattan PLC and
          Morgan Stanley Dean Witter Limited, Chase Manhattan
          International Limited (Incorporated by reference to the 2000
          Annual Report on Form 10-K, filed by NTL Incorporated on
          March 30, 2001, File No. 001-16183)
 10.3     Credit Agreement, dated March 30, 2001 among NTL Australia
          Pty Limited and a syndicate of banks jointly led JPMorgan,
          Barclays Bank, Bank of Scotland, Credit Lyonnais, National
          Australia Bank and West LB (Incorporated by reference to the
          Registration Statement on Form S-3, filed by NTL
          Incorporated and NTL Communications Corp. on July 24, 2001)
 10.4     Credit Agreement dated 28 March 2000, between NTL
          Incorporated, NTL Cablecom Holding GmbH, Cablecom
          (Ostschweiz) AG and Chase Manhattan plc and Morgan Stanley
          Senior Funding, Inc., as Arrangers and Joint Book Managers,
          Chase Manhattan International Limited as Agent and Others
          Term, comprising a Loan Facility and a Revolving Credit
          Facility (Incorporated by reference to the Registration
          Statement on Form S-3, filed by NTL Incorporated and NTL
          Communications Corp. on July 24, 2001)
 23.1     Consent of Ernst & Young LLP
 23.2     Consent of Arthur Andersen
 23.3     Consent of PricewaterhouseCoopers AG
 23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
 24.1     Powers of Attorney (included in signature page)

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*   To be filed by amendment.